Exhibit 99.2

Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	October 21, 2004

For Release:	Immediately

Contact:	Morgan Stewart (News Media) (504) 576-4238 mstewa3@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Reports Third Quarter Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported third quarter 2004 as-reported earnings of $282.2 million, or $1.22 per share, and operational earnings of $321.4 million, or $1.39 per share. This compares with as-reported and operational earnings of $365.8 million, or $1.57 per share, in third quarter 2003. Special items in the third quarter 2004 totaled ($39.2) million, or (17) cents per share. Entergy-Koch's results are treated as a special item for 2004 consistent with Entergy's announcement in September 2004 of the sale of Entergy-Koch, LP's trading business and its intent to sell Gulf South Pipeline.

"The mildest weather in more than a decade impacted our results this quarter but the underlying strength of our business fundamentals remains sound," said J. Wayne Leonard, Entergy's chief executive officer. "Sales in the utility reflected solid growth, after adjusting for the unusual weather, our nuclear business recorded improved results in spite of several unplanned outages, and we continue to distribute value created to our shareholders with the second stepwise increase in the dividend in less than two years."

Entergy Corporation Consolidated Earnings - Reconciliation of GAAP* to non-GAAP Measures
Third Quarter and Year-to-Date 2004 vs. 2003
(Per share in U.S. $)	Third Quarter			Year-to-Date
	2004	2003	$ Change	2004	2003	$ Change
As-Reported Earnings
Utility, Parent & Other	1.11	1.16	(0.05)	2.48	2.10	0.38
Entergy Nuclear	0.28	0.25	0.03	0.84	1.31	(0.47)
Energy Commodity Services	(0.17)	0.16	(0.33)	(0.08)	0.78	(0.86)
	1.22	1.57	(0.35)	3.24	4.19	(0.95)
Less: Special Items	(0.17)	-	(0.17)	(0.05)	0.32	(0.37)
Operational Earnings	1.39	1.57	(0.18)	3.29	3.87	(0.58)

*GAAP refers to United States generally accepted accounting principles.

Third Quarter Financial Highlights

    Utility, Parent & Other results were four percent lower compared to third quarter 2003 due primarily to extremely mild weather and higher operation and maintenance expenses.

    Entergy Nuclear results increased 12 percent over the same period last year due to improved contract pricing and reevaluation of decommissioning liabilities, partially offset by lower generation due to plant outages.

    Energy Commodity Services results were significantly lower due to a loss recorded at Entergy-Koch, LP.

In addition, Entergy's Board of Directors approved a 20 percent increase in the common stock dividend, effective for the December 1 payment, following a 29 percent increase in the dividend approved in July 2003. Entergy also confirmed its $1.5 billion share repurchase program with the early September announcement that a definitive agreement had been reached to sell the energy trading business of Entergy-Koch, LP to Merrill Lynch & Co.

Utility, Parent & Other

For third quarter 2004, Utility, Parent & Other recorded as-reported and operational earnings of $257.5 million, or $1.11 per share, compared to $269.8 million, or $1.16 per share in third quarter 2003.

Third quarter 2004 results were driven by 1) extremely mild weather in 2004 compared to near normal weather experienced in third quarter 2003; 2) higher operation and maintenance expenses due primarily to the continuation of increased employee benefits expenses, referenced in second quarter results, and timing differences; 3) lower interest expense due to debt refinancing efforts in 2003; and 4) reevaluation of the decommissioning liability, in connection with the preparation of a new study in July 2004, to reflect life extension on the River Bend nuclear plant.

Megawatt-hour sales in the residential sector in third quarter 2004, on a weather-adjusted basis, were up two percent compared to third quarter 2003. Commercial and governmental sales, after adjusting for weather, were up nearly four percent. Industrial sales experienced an increase of nearly five percent in third quarter 2004 compared to the same quarter last year with usage by the petroleum refining, chemical and primary metals sectors leading the growth.

Entergy Nuclear

Entergy Nuclear earned $63.7 million, or 28 cents per share, on an as-reported basis in third quarter 2004, compared to $59.6 million, or 25 cents per share, for the same period in the prior year. Operational results in each period equaled as-reported results. The improvement in earnings for third quarter 2004 resulted primarily from 1) increased revenue due to higher contract pricing and the addition of a support services contract for the Cooper Nuclear Station; and, 2) a reduction in the decommissioning liability to reflect changes in assumptions on probability of life extension which were evaluated as part of recent updates of decommissioning-related studies. These positive effects were partially offset by lower generation due to unplanned and planned outages during the period at Vermont Yankee, Indian Point 2, and FitzPatrick plants.

Energy Commodity Services

Energy Commodity Services, which includes earnings contributions from Entergy-Koch, LP and Entergy's non-nuclear wholesale assets business, incurred an as-reported loss of $38.9 million, or 17 cents per share, in third quarter 2004. This compares to earnings of $36.3 million, or 16 cents per share, in as-reported earnings in third quarter 2003. Earnings from Entergy-Koch, LP are excluded from Energy Commodity Services' operational earnings consistent with Entergy's announcement in September 2004 of the sale of Entergy-Koch, LP's trading business and its intent to sell Gulf South Pipeline. Energy Commodity Services had no earnings on an operational basis in third quarter 2004, compared to earnings of 16 cents per share in the same period last year, reflecting the inclusion of earnings from Entergy-Koch, LP, as discussed above.

Factors that contributed to the quarter to quarter earnings decrease were 1) a change in the venture's ability to apply hedge accounting to certain transactions as a result of signing a definitive agreement to sell its energy trading business; and, 2) the exclusion for accounting purposes of the mark-to-market value of certain contracts entered into to hedge physical gas storage positions.

Outlook

"We project operational earnings in the range of $3.70 to $3.80 per share for full year 2004 in spite of the disappointing results produced this quarter due to the mild weather we experienced across our service territory. As-reported earnings are projected in the range of $3.65 to $3.75 per share for full year 2004, reflecting special items recorded in the third quarter of 2004," said Leo Denault, Entergy's chief financial officer. "We are reaffirming 2005 guidance in the range of $4.60 to $4.85 per share on both as-reported and operational bases. Key assumptions supporting this guidance include normal weather, the continued successful execution of operating strategies across our businesses and the planned share repurchases under our previously announced $1.5 billion program."

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of over $9 billion and approximately 14,000 employees.

Entergy's online address is www.entergy.com

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases at local and federal regulatory agencies, Entergy's ability to reduce its operation and maintenance costs, particularly at its non-utility nuclear generating facilities, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, uncertainty regarding establishment of permanent sites for spent nuclear fuel storage and disposal, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, the completion of the sale of Entergy-Koch's U.S. and foreign trading businesses, the ability to sell Entergy-Koch's Gulf South Pipeline at attractive prices, the amount of cash that Entergy-Koch is able to distribute to Entergy, resolution of pending investigations of Entergy-Koch's past trading practices, changes in the energy trading market, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce current tax payments, and the effects of litigation and weather.

Entergy Corporation
Consolidated Income Statement
Three Months Ended September 30
(in thousands)
	2004	2003	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$2,389,276	$2,235,618	6.9
Natural gas	33,628	25,866	30.0
Competitive businesses	540,677	438,641	23.3
Total	2,963,581	2,700,125	9.8

Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	805,886	596,046	35.2
Purchased power	598,997	541,308	10.7
Nuclear refueling outage expenses	43,378	40,154	8.0
Other operation and maintenance	582,240	542,601	7.3
Decommissioning	37,747	35,929	5.1
Taxes other than income taxes	112,568	105,360	6.8
Depreciation and amortization	236,325	220,667	7.1
Other regulatory charges (credits) - net	(25,032)	(945)	2,548.9
Total	2,392,109	2,081,120	14.9

Operating Income	571,472	619,005	(7.7)

Other Income (Deductions):
Allowance for equity funds used during construction	13,093	9,936	31.8
Interest and dividend income	20,993	24,040	(12.7)
Equity in earnings of unconsolidated equity affiliates	(72,015)	60,099	(219.8)
Miscellaneous - net	41,254	7,932	(420.1)
Total	3,325	102,007	(96.7)

Interest and Other Charges:
Interest on long-term debt	113,489	123,169	(7.9)
Other interest - net	6,879	13,345	(48.5)
Allowance for borrowed funds used during construction	(8,394)	(7,968)	5.3
Total	111,974	128,546	(12.9)

Income Before Income Taxes	462,823	592,466	(21.9)
Income Taxes	174,776	220,816	(20.8)
Consolidated Net Income	288,047	371,650	(22.5)
Preferred dividend requirements of subsidiaries and other	5,803	5,876	(1.2)
Earnings Applicable to Common Stock	$282,244	$365,774	(22.8)

Earnings Per Average Common Share:
Basic	$1.24	$1.60	(22.5)
Diluted	$1.22	$1.57	(22.3)
Average Number of Common Shares Outstanding:
Basic	226,882,474	228,105,505
Diluted	231,127,583	232,515,434
Entergy Corporation
Consolidated Income Statement
Nine Months Ended September 30
(in thousands)
	2004	2003	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$6,042,652	$5,763,298	4.8
Natural gas	155,591	139,803	11.3
Competitive businesses	1,501,985	1,188,659	26.4
Total	7,700,228	7,091,760	8.6

Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	1,844,381	1,480,101	24.6
Purchased power	1,603,957	1,359,273	18.0
Nuclear refueling outage expenses	124,084	119,298	4.0
Provision for turbine commitments, asset impairments,
and restructuring charges	-	(7,743)	-
Other operation and maintenance	1,651,239	1,629,716	1.3
Decommissioning	113,192	107,787	5.0
Taxes other than income taxes	313,153	303,601	3.1
Depreciation and amortization	662,614	637,159	4.0
Other regulatory charges (credits) - net	(57,009)	18,581	(406.8)
Total	6,255,611	5,647,773	10.8

Operating Income	1,444,617	1,443,987	-

Other Income (Deductions):
Allowance for equity funds used during construction	28,572	26,962	6.0
Interest and dividend income	75,067	83,792	(10.4)
Equity in earnings of unconsolidated equity affiliates	(31,908)	258,451	(112.3)
Miscellaneous - net	59,993	(83,904)	171.5
Total	131,724	285,301	(53.8)

Interest and Other Charges:
Interest on long-term debt	349,160	367,550	(5.0)
Other interest - net	26,657	42,636	(37.5)
Allowance for borrowed funds used during construction	(18,519)	(21,136)	(12.4)
Total	357,298	389,050	(8.2)

Income Before Income Taxes and Cumulative Effect of Accounting Changes	1,219,043	1,340,238	(9.0)
Income Taxes	446,968	499,068	(10.4)
Income Before Cumulative Effect of Accounting Changes	772,075	841,170	(8.2)
Cumulative Effect of Accounting Changes (net of income taxes)	-	142,922	-
Consolidated Net Income	772,075	984,092	(21.5)
Preferred dividend requirements of subsidiaries and other	17,488	17,669	(1.0)
Earnings Applicable to Common Stock	$754,587	$966,423	(21.9)

Earnings Per Average Common Share:
Basic	$3.30	$4.27	(22.7)
Diluted	$3.24	$4.19	(22.7)
Average Number of Common Shares Outstanding:
Basic	228,614,245	226,145,567
Diluted	232,863,075	230,388,260

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended September 30
	2004	2003	% Inc/(Dec)
	(Millions of kwh)
Electric Energy Sales:
Residential	10,738	10,763	(0.2)
Commercial	7,753	7,539	2.8
Governmental	715	737	(3.0)
Industrial	10,456	9,975	4.8
Total to Ultimate Customers	29,662	29,014	2.2
Wholesale	2,040	2,093	(2.5)
Total Sales	31,702	31,107	1.9

Nine Months Ended September 30
	2004	2003	% Inc/(Dec)
	(Millions of kwh)
Electric Energy Sales:
Residential	25,375	25,776	(1.6)
Commercial	19,860	19,525	1.7
Governmental	1,924	2,033	(5.4)
Industrial	29,868	28,855	3.5
Total to Ultimate Customers	77,027	76,189	1.1
Wholesale	6,825	7,196	(5.2)
Total Sales	83,852	83,385	0.6

As of September 30

	2004	2003	% Inc/(Dec)
Electric Customers (Year to date average):
Residential	2,283,884	2,259,529	1.1
Commercial	314,946	306,317	2.8
Governmental	14,705	15,379	(4.4)
Industrial	44,238	43,042	2.8
Total Ultimate Customers	2,657,773	2,624,267	1.3
Wholesale	42	42	-
Total Customers	2,657,815	2,624,309	1.3